SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM 8-K

                                 CURRENT REPORT
                                   Pursuant to

                             Section 13 or 15(d) of


                       THE SECURITIES EXCHANGE ACT OF 1934



      Date of Report (Date of Earliest Event Reported): December 10, 2003

                              --------------------
                              GLOBESPANVIRATA, INC.
             (Exact name of registrant as specified in its charter)


          Delaware                    000-26401                 75-2658218
          --------                    ---------                 ----------
(State or other jurisdiction   (Commission File Number)      (I.R.S. Employer
      of incorporation)                                   Identification Number)


                                100 Schulz Drive
                               Red Bank, NJ 07701

          (Address, of principal executive offices, including zip code)



                                 (732) 345-7500

               (Registrant's Telephone number including area code)
                              --------------------

Item 5.  OTHER EVENTS

During the three months ended June 29, 2003, management of the Company committed to a plan to close and closed an international research and development component. The consolidated financial statements included herein as of December 31, 2002 and 2001 and for the three years in the period ended December 31, 2002 have been retroactively reclassified to reflect the results of the international research and development component as discontinued operations for all periods presented.

The Company adopted Statement of Financial Accounting Standards No. 145, entitled "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections". The consolidated financial statements included herein as of December 31, 2002 and 2001 and for the three years ended December 31, 2002 have been retroactively reclassified to reflect the adoption of this standard.

                              GlobespanVirata, Inc.

                                      Index

   Report of Independent Accountants.......................................4
   Consolidated Balance Sheets.............................................5
   Consolidated Statements of Operations...................................6
   Consolidated Statements of Changes in Stockholders' Equity..............7
   Consolidated Statements of Cash Flows...................................8
   Notes to Consolidated Financial Statements..............................9

   Financial Statement Schedule--Schedule II--Valuation and Qualifying Accounts

   The financial statement schedule has not been included herein since the schedule has been included in the financial statements included elsewhere in this Form 8-K.

                        Report of Independent Accountants

To the Board of Directors and Stockholders of GlobespanVirata, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of GlobespanVirata, Inc. and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 2 to the Consolidated Financial Statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" and Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".

     As discussed in Note 1 to the Consolidated Financial Statements, effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44, and 62, Amendment of FASB Statement No. 13, and Technical Corrections".



/s/ PricewaterhouseCoopers LLP
------------------------------

PricewaterhouseCoopers LLP
Florham Park, New Jersey
January 24, 2003, except as to the third and fourth paragraphs of Note 1 and the first paragraph of Note 18, as to which date is July 30, 2003

                              GLOBESPANVIRATA, INC.
                           CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)

                                                                 December 31,
                                                              2002         2001
                                                              ----         ----
ASSETS
   Current assets:
   Cash and cash equivalents                              $  183,234   $ 269,586
   Investments - marketable securities                       114,065     297,575
    Accounts receivable, less allowance for doubtful
     accounts of $1,979 and $5,761, respectively              34,058      22,582
   Inventories, net                                           23,932      30,697
   Deferred income taxes                                      16,786      49,532
   Assets related to businesses held for sale                  2,725       2,295
   Prepaid expenses and other current assets                  21,513       8,524
                                                            --------   ---------

Total current assets                                         396,313     680,791
Property and equipment, net                                   19,246      32,894
Facility held for sale                                        24,987           -
Intangible assets, net                                        39,087     611,960
Investments - marketable securities                          230,758     112,315
Other assets                                                  12,599      10,970
                                                            --------   ---------
Total assets                                              $  722,990  $1,448,930
                                                            ========  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:

  Accounts payable                                        $   20,664  $   30,666
  Restructuring and reorganization liabilities                52,486      66,015
  Accrued expenses and other liabilities                      32,232      38,443
  Payroll and benefit related liabilities                     14,816      20,941
  Liabilities related to businesses held for sale              2,092       1,414
  Current portion of capital lease obligations                 1,156       3,209
                                                            --------   ---------

  Total current liabilities                                  123,446     160,688
Other long-term liabilities                                    2,904       3,144
Subordinated redeemable convertible notes                    130,000     130,000
Deferred taxes                                                16,786      49,532
Capital lease obligations, less current portion                   12       1,656
                                                            --------   ---------

Total liabilities                                            273,148     345,020
                                                            --------   ---------
Commitments and contingencies (Refer to Note 16)
Stockholders' equity:

Preferred stock, par value $0.001; 10,000,000 shares
     authorized;  none issued or outstanding                       -           -
Common stock, par value $0.001; 400,000,000 shares
     authorized; 142,392,573 and 140,304,309 shares
     issued and outstanding, respectively.                       142         140
Treasury Stock - 13,523,530 shares                          (45,373)           -
Stock purchase warrant                                             1           1
Additional paid-in capital                                 1,711,664   1,713,904
Notes receivable from stock sales                            (5,231)     (5,037)
Deferred stock compensation                                 (15,613)    (61,227)
Accumulated other comprehensive income                         3,191         101

Accumulated deficit                                      (1,198,939)   (543,972)
                                                         -----------   ---------

Total stockholders' equity                                   449,842   1,103,910
                                                            --------   ---------

Total liabilities and stockholders' equity                $  722,990  $1,448,930
                                                            ========  ==========

   The accompanying notes are an integral part of these financial statements.

                              GLOBESPANVIRATA, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                                            Year Ended December 31,

                                                                         2002         2001         2000
                                                                         ----         ----         ----
Net product revenues                                                $ 225,368    $ 249,459    $ 345,638
Cancellation revenues                                                   3,500       15,391           -
                                                                      -------      -------      -------
 Total net revenues                                                   228,868      264,850      345,638
Cost of sales                                                         111,924      107,779      142,060
Cost of sales related to cancellation revenues                              -        1,075            -
Cost of sales - provision for excess and obsolete
inventories                                                                 -       80,852            -
                                                                      -------      -------      -------
Total cost of sales                                                   111,924      189,706      142,060
                                                                      -------      -------      -------
Gross profit                                                          116,944       75,144      203,578
                                                                      -------      -------      -------
Operating expenses:
   Research and development (including non-cash
     compensation of $28,631, $22,920 and $16,761
     for the years ended December 31, 2002, 2001
     and 2000, respectively)                                          145,755      132,775      113,438
   Selling, general and administrative (including
     non-cash compensation of $2,293, $3,851 and
     $7,356 for the years ended December 31, 2002,
     2001 and 2000, respectively)                                      50,268       43,983       53,504
 Restructuring and other charges                                       37,832       44,752            -
 In process research and development                                        -       21,000       44,854
 Amortization of intangible assets                                     32,730      209,178      130,572
 Impairment of goodwill and other acquired
  intangible assets                                                   493,620            -            -
                                                                      -------      -------      -------
Total operating expenses                                              760,205      451,688      342,368
                                                                      -------      -------      -------
Loss from operations                                                 (643,261)    (376,544)    (138,790)
                                                                      -------      -------      -------
Interest and other income, net                                         (6,690)        (442)      (1,902)
Foreign exchange (gain) loss       -                                       38            -          (63)
Interest expense non-cash                                                   -            -       43,439
Gain on the redemption of the beneficial
 conversion feature                                                         -            -      (43,439)
                                                                      -------      -------      -------
Loss from continuing operations before income taxes                  (636,609)    (376,102)    (136,825)
Provision (benefit) for income taxes                                      260       (4,111)      15,131
                                                                      -------      -------      -------
Loss from continuing operations                                      (636,869)    (371,991)    (151,956)
Discontinued Operations
Net loss from operations of discontinued businesses
(including net loss on the sale of the video compression
business of $3,887 in the year ended December 31, 2002)               (18,098)      (5,530)      (1,143)
                                                                      -------      -------      -------
Net loss                                                            $(654,967)   $(377,521)   $(153,099)
                                                                    =========    =========    =========
Other comprehensive gain loss:
Unrealized gain on marketable securities                               (1,733)         (88)           -
Foreign currency translation (gain) loss                               (1,357)        (112)          77
                                                                      -------      -------      -------
Comprehensive loss                                                  $(651,877)   $(377,321)   $(153,176)
                                                                    =========    =========    =========
Basic and diluted loss per share:
Loss from continuing operations                                     $   (4.69)   $   (4.91)   $   (2.34)
Discontinued operations                                                  (.13)        (.07)        (.02)
                                                                      -------      -------      -------
Net loss                                                            $   (4.82)   $   (4.98)   $   (2.36)
                                                                      ========     =======      =======
Basic and diluted weighted average shares                             135,934       75,796       64,924
                                                                     =========   =========    =========


   The accompanying notes are an integral part of these financial statements.

                              GLOBESPANVIRATA, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                        (In thousands, except share data)

                                                                                                        Accumu-
                                                                                                        lated
                                                                                   Notes                Other
                                                                         Addi-    Receiv-               Compre-              Total
                                                               Stock     tional   able From Deferred    hensive   Accumu-    Stock-
                                           Stock    Treasury  Purchase   Paid-in   Stock     Stock      Income    lated     holders'
                           Common Shares   Amount     Stock    Warrant   Capital   Sales  Compensation  (Loss)   Deficit     Equity
                           -------------   ------   --------   -------   -------   -----  ------------  ------   -------     ------

Balance at
 December 31, 1999             58,134,678    $58               $1        $77,378  $(7,412)   $(1,218)   $(22)   $(13,352)  $55,433
Net loss                                                                                                        (153,099) (153,099)
Issuance of common
 stock due to
 secondary public offering,
 net of costs                   1,406,250      1                         132,970                                           132,971
Issuance of common stock
 and exercise
 of stock options               1,971,952      2                           5,442                                             5,444
Acquisitions and acquisition
 related stock options issued
 at less than fair value       10,734,310     11                         843,418             (85,420)                      758,009
Redemption of beneficial
 conversion feature                                                      (47,340)                                          (47,340)
Tax benefit for deferred
 stock compensation                                                       30,116                                            30,116
Interest earned on and
 repayment of notes receivable                                                      2,150                                    2,150
Stock options issued at
 less than fair market value                                                                    (563)                         (563)
Amortization of compensatory
 stock options                                                                                18,972                        18,972
Options issued to non-employees                                            1,535                                             1,535
Accumulated other
 comprehensive loss                                                                                      (77)                  (77)
                              -----------   ----  --------    ---     ----------  -------    --------  ------ -----------  --------

Balance at December
 31, 2000                      72,247,190     72       -        1      1,043,519   (5,262)   (68,229)    (99)   (166,451)   803,551
Net loss                                                                                                        (377,521)  (377,521)
Tax benefit for deferred
 stock compensation                                                          259                                                259
Options issued to
 non-employees                                                             2,383                                              2,383
Issuance of common stock
 and exercise
 of stock options               1,516,466      1                           7,410                                              7,411
Acquisitions and
 acquisition related
 stock options issued
 at less than fair
 value                         66,540,653     67                         660,333             (17,386)                       643,014
Interest earned on and
 repayment of notes
 receivable                                                                           225                                       225
Amortization of
 compensatory stock options                                                                   24,388                         24,388
Accumulated other
 comprehensive income                                                                                    200                    200
                              -----------   ----  --------     ---    ----------  -------     -------  ------ -----------   --------

Balance at December 31,
 2001                         140,304,309    140       -        1      1,713,904   (5,037)   (61,227)    101    (543,972) 1,103,910
Net loss                                                                                                        (654,967)  (654,967)
Issuance of common stock
 and exercise of stock
 options                        2,088,264      2                           8,064       12                                     8,078
Acquisitions and
 acquisition related
 stock options issued at
 less than fair value
Interest earned on and
 repayment of notes receivable                                                       (206)                                     (206)
Deferred compensation                                                    (10,304)             11,818                         1,514


Treasury stock purchase       (13,523,530)       (45,373)                                                                 (45,373)
Amortization of
 compensatory stock options                                                                   33,796                        33,796

Accumulated other
 comprehensive income                                                                                  3,090                 3,090
                              -----------   ---- --------     ---     ----------  -------    --------  ------ -----------   --------
Balance at December 31,
 2002                         128,869,043   $142 $(45,373)   $  1     $1,711,664  $(5,231)  $(15,613) $3,191 $(1,198,939)  $449,842
                              ===========   ==== ========     ===     ==========  =======    ========  ====== ===========  ========


   The accompanying notes are an integral part of these financial statements.

                              GLOBESPANVIRATA, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                         Years Ended December 31,
                                                                                         ------------------------
                                                                            2002              2001           2000
                                                                            ----              ----           -----

Cash flow (used in) provided by operating activities:
Net loss                                                                $ (654,967)         $(377,521)        $(153,099)
Adjustments to reconcile net loss to cash (used in ) provided by operating activities:
Deferred income taxes                                                            -             (6,385)           (7,914)
Tax benefits from the exercise of employee stock options                         -                257            21,997
Non-cash compensation                                                       33,796             26,771            24,120
Provision for bad debts                                                          -                458             5,066
Amortization of intangible assets (including amortization of
 $1,260, $2,520 and $1,260 related to discontinued operations for
 the years ended December 31, 2002, 2001, and 2000, respectively)           33,990            211,697           131,832
Impairment of goodwill and other acquired intangible assets                493,620                  -                 -
Net loss on sale of the video compression business                           3,887                  -                 -
Provision for inventory obsolescence                                             -             80,852                 -
Amortization and depreciation                                               16,887             15,403            10,368
In process research and development                                              -             21,000            44,854
Restructuring and other charges                                             20,723             39,667                 -
Changes in assets and liabilities net of the effect of
acquisitions and divestitures:
(Increase) decrease in accounts receivable                                 (11,476)            46,817           (54,816)
(Increase) decrease in inventories                                           6,765            (42,902)          (49,054)
(Increase) in prepaid expenses and other assets                               (554)            (3,526)             (999)
Increase (decrease) in accounts payable                                     (9,949)           (19,384)           29,062
Increase (decrease) in accrued expenses and other current liabilities      (13,336)            (4,038)            5,843
                                                                           -------             ------             -----

Net cash provided by (used in) operating activities                        (80,614)           (10,834)            7,260
                                                                           --------          --------             -----

Cash flows used in investing activities:
Capital expenditures                                                        (7,179)            (8,612)          (18,902)
Purchase of facility held for sale                                         (34,902)                 -                 -
Sale of intangible asset                                                         -                404               500
Net cash received from acquisition of businesses (See Note 9)                    -             73,853            18,975
Cash paid for accrued acquisition related costs                            (10,117)                 -                 -
Proceeds from the sale of the video compression business                    21,000                  -                 -
Purchases of marketable securities                                        (544,203)           (74,161)          (12,631)
Proceeds from sale/maturities of marketable securities                     609,270             69,136            19,860
                                                                           -------            -------            ------

Net cash provided by investing activities                                   33,869             60,620             7,802
                                                                            ------            -------            ------

Cash flows provided by (used in) financing activities:
     Repurchase of common stock                                            (45,373)                 -                 -
     Repayments of borrowings under subordinated note payable                    -                  -           (90,000)
     Borrowings under subordinated redeemable convertible note,
      net of offering costs                                                      -            126,425                 -
     Repayments of borrowings under line of credit                               -                  -              (192)

     Proceeds received from exercise of stock options and
       employee stock purchase plan                                          8,554              7,491           139,788
     Proceeds from repayment of notes receivable                                 -                225             2,070
     Repayments of capital lease borrowings                                 (3,697)            (3,396)           (3,161)
                                                                           -------             ------           -------

Net cash provided (used in) by financing activities                        (40,516)           130,745            48,505
                                                                           -------            -------            ------

Net increase (decrease) in cash and cash equivalents                       (87,261)           180,531            63,567
Effect of exchange rates on cash and cash equivalents                          909                566               265
Cash and cash equivalents at beginning of period                           269,586             88,489            24,657
                                                                           -------            -------            ------

Cash and cash equivalents at end of period                                $183,234           $269,586           $88,489
                                                                         =========           ========           =======
Supplemental disclosure of cash flow information refer to Note 9
Cash paid:
Interest                                                                  $  7,439             $5,421            $2,890
                                                                         =========           ========           =======
Income taxes                                                                    21                  -              $116
                                                                         =========           ========           =======
Equipment acquired under capital lease                                    $      -            $     -            $4,664
                                                                         =========           ========           =======

  The accompanying notes are an integral part of these financial statements.

                              GLOBESPANVIRATA, INC.

                          NOTES TO FINANCIAL STATEMENTS
                 (In thousands, except share and per share data)

1.  Nature of Business and Basis of Presentation

     On December 14, 2001, GlobeSpan, Inc. ("GlobeSpan") completed a merger with Virata Corporation ("Virata") under an Agreement and Plan of Merger dated as of October 1, 2001 (the "Merger Agreement"). Under that agreement, a wholly-owned subsidiary of GlobeSpan merged with and into Virata and Virata became a wholly-owned subsidiary of GlobeSpan. At the effective time of the merger, GlobeSpan was renamed GlobespanVirata, Inc. ("GlobespanVirata" or the "Company"). The merger with Virata was accounted for as a purchase; accordingly, the operating results for Virata have been included from the date of acquisition.

     GlobespanVirata is a leading provider of integrated circuits, software and system designs for broadband communication applications that enable high-speed transmission of data voice and video to homes and business enterprises throughout the world. Currently, the Company's integrated circuits, software and system designs are primarily used in digital subscriber line, or DSL, applications, which utilize the existing network of copper telephone wires, known as the local loop, for high-speed transmission of data. The Company has sold its products to more than 400 telecommunications equipment manufacturers for incorporation into their products, which have been used in systems deployed by more than 50 telecommunications service providers and end users in more than 30 countries.

     During the three months ended June 29, 2003, management of the Company committed to a plan and closed an international research and development component. The consolidated financial statements included herein as of December 31, 2002 and 2001 and for the three years in the period ended December 31, 2002 have been retroactively reclassified to reflect the results of the international research and development component as discontinued operations for all periods presented (Refer to Note 18). As a result, the Company has reclassified the assets and liabilities of the international research and development component to assets and liabilities related to businesses held for sale, respectively, on the accompanying consolidated balance sheets, and the operating losses of the international research and development component have been reclassified to discontinued operations on the accompanying consolidated statements of operations.

     In April 2002, the Financial Accounting Standards Board ("FASB") issued statement of financial accounting standard No 145 ("SFAS No. 145") entitled "Rescission of FASB Statements No. 4, 44, and 62, Amendment of FASB Statement No. 13, and Technical Corrections". SFAS No. 145 requires gains and losses on extinguishments of debt to be classified as income or loss from continuing operations rather than as extraordinary items as previously required under Statement 4. Extraordinary treatment will be required for certain extinguishments as provided in APB No. 30. SFAS No. 145 also amends SFAS No. 13 to require certain modifications to capital leases be treated as a sale-leaseback and modifies the accounting for subleases when the original lessee remains a secondary obligor (or guarantor). In addition, SFAS No. 145 rescinded SFAS No. 44 addressing the accounting for intangible assets of motor carriers and made numerous technical corrections. SFAS No. 145 is effective for all fiscal years beginning after May 15, 2002 and has been adopted by the Company in 2003. The financial results for the year ended December 31, 2000 have been retroactively reclassified to reflect the adoption of SFAS 145 and as a result the gain on the redemption of the beneficial conversion feature of $43.4 million recorded in 2000 has been reclassified from an extraordinary item to other income from continuing operations on the accompanying consolidated statements of operations.


2.  Summary of Significant Accounting Policies

     The significant accounting principles and practices used in the preparation of the accompanying financial statements are summarized below:

Principles of Consolidation

     The consolidated financial statements include the accounts of GlobespanVirata, Inc. and all of its wholly-owned subsidiaries. The results of operations for the years ended December 31, 2002, 2001 and 2000 include the results of acquired subsidiaries from their effective dates (See Note 3). All intercompany transactions and balances are eliminated in consolidation.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods presented. These estimates include assessing the collectability of accounts receivable, the use and recoverability of inventory, the realizability of deferred tax assets, and useful lives or amortization periods of intangible assets. Actual results could differ from those estimates. The markets for the Company's products are characterized by intense competition, rapid technological development and frequent new product introductions, all of which could impact the future realizability of the Company's assets.

Revenue Recognition

     Revenue from product sales is recognized upon shipment to the customer, when the risk of loss has been transferred to the customer, price and terms are fixed, no significant vendor obligations exist and collection of the resulting receivable is reasonably assured. Substantially all of the Company's revenue during the years ended December 31, 2002, 2001 and 2000 were from product sales.

Cash and Cash Equivalents

     The Company considers all highly liquid instruments purchased with an original maturity of ninety days or less to be cash equivalents.

Investments

     Short-term marketable securities consist of debt securities with original maturity dates between ninety days and one year. Long-term marketable securities consist of debt securities with original maturity dates greater than one year. The Company's investments are classified as available-for-sale, and are reported at fair value at the balance sheet date. The unrealized gains and losses, net of related taxes, are reported as a component of accumulated other comprehensive income. Management determines the appropriate classification of debt securities at the time of purchase and reassesses the classification at each reporting date. Gains and losses on the sale of available-for-sale investments are determined using the specific-identification method.

     For all investment securities, unrealized losses that are other than temporary are recognized in net income. The Company does not hold these securities for speculative or trading purposes.

Inventories

     Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis. The Company writes down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated realizable value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those expected by management, additional inventory write-downs may be required.

Property and Equipment

     Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the related assets, ranging from three to five years. Leasehold improvements are amortized on a straight-line basis over the lesser of the terms of the leases or the estimated useful lives of the assets. Gains or losses on disposals of property and equipment are recorded in current operations.

Intangibles Assets

     Intangible assets at December 31, 2002 and 2001 consist of the excess of the purchase price of acquired businesses over the fair value of net assets acquired, as follows:

                                               2002             2001
                                               ----             ----

     Goodwill                               $      -          $779,689
     Core technology                          39,693           148,800
     Other identifiable intangibles           10,450            27,000
     Accumulated amortization                (11,056)         (343,529)
                                            --------         ---------

     Net intangible assets                  $ 39,087          $611,960
                                            =========         ========

     The intangible assets acquired in the years ended December 31, 2001 and 2000 are being amortized over periods ranging from two years to four years. Amortization expense related to intangible assets for the years ended December 31, 2002, 2001, and 2000 was $32,730, $209,178 and $130,572, respectively. As a result of the implementation of Statement of Financial Accounting Standards
(SFAS) No. 142, entitled "Goodwill and Other Intangible Assets," effective January 1, 2002, goodwill is no longer subject to amortization. Management evaluates the recoverability of the carrying amount of intangible assets annually, or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Current and estimated future profitability, undiscounted cash flows and the market value of the Company's common stock are the primary indicators used to assess the recoverability of intangible assets.

     The following is a reconciliation of net income, and basic and diluted loss per share between the amounts reported by the Company in the twelve months ended December 31, 2001 and 2000 and the adjusted amounts reflecting this new accounting standard.


                                                         Twelve Months          Twelve Months
                                                             Ended                  Ended
                                                        December 31, 2001     December 31, 2000
                                                        -----------------     -----------------

Net loss:
   Reported loss from continuing operations                     $(371,991)            $(151,956)
   Discontinued operations                                         (5,530)               (1,143)
                                                               -----------           -----------
   Reported net loss                                            $(377,521)            $(153,099)
   Goodwill amortization                                          168,003               119,947
                                                               -----------           -----------
   Adjusted net loss                                            $(209,518)             $(33,152)
                                                               ===========           ===========

Basic and diluted loss per share:
 Reported basic and diluted loss per share from
  continuing operations                                            $(4.91)               $(2.34)
 Discontinued operations                                             (.07)                 (.02)
                                                               -----------           -----------
  Reported basic and diluted net loss per share                    $(4.98)               $(2.36)
                                                               ===========           ===========
  Goodwill amortization                                             $2.22                  $1.85
                                                               ===========           ===========
  Adjusted basic and diluted loss per share from
  continuing operations                                            $(2.69)               $(0.49)
                                                               ===========           ===========
  Adjusted basic and diluted net loss per share                    $(2.76)               $(0.51)
                                                               ===========           ===========


     As a result of the sale of its video compression business and due to the significant negative industry and economic trends affecting both the Company's current operations and expected future sales as well as the general decline in valuation of technology company stocks, including the valuation of the Company's stock, the Company performed an assessment of the carrying value of the Company's long-lived assets to be held and used, including significant amounts of goodwill and other intangible assets recorded in connection with it various acquisitions. The assessment was performed pursuant to SFAS No. 144 entitled "Accounting For the Impairment or Disposal of Long-Lived Assets" and SFAS No.
142. As a result, the Company recorded a charge of $493,620 to reduce goodwill and other intangible assets during the year ended December 31, 2002, based upon the amount by which the carrying amount of these assets exceeded their fair value. Of the total charge, $458,385 relates to goodwill and $35,235 relates to other identifiable intangible assets. The charge is included within the caption "Impairment of goodwill and other acquired intangible assets" on the Company's Statements of Operations. Fair value was determined based on market value, including a review of the discounted future cash flows.

     A reconciliation of the Company's net intangible assets from December 31, 2001 to December 31, 2002 is as follows:

        Intangible assets, net at December 31, 2001               $611,960
        Amortization for the year ended December 31, 2002         (33,990)
        Intangible asset impairment charge, including $37,152
           recorded as part of the net loss on sale of the
           video compression business                            (530,772)
        Other adjustments                                          (8,111)
                                                                 ---------

        Intangible assets, net at December 31, 2002               $ 39,087
                                                                 =========


     The Company had goodwill, net of accumulated depreciation, of $491,739 at December 31, 2001, all of which was written off during the year ended December

31, 2002. At December 31, 2002, the Company does not have any goodwill recorded on its balance sheet.

Product Warranties

     The Company provides purchasers of its products with certain warranties, generally twelve months, and records a related provision for estimated warranty costs at the date of sale. Warranty expense has been immaterial for all periods presented.

Stock Based Compensation

     The Company accounts for employee stock-based compensation in accordance with the intrinsic value method prescribed in Accounting Principles Board Opinion (APB) No. 25 entitled "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock amortized over the vesting period. The Company applies the disclosure requirements of SFAS No. 123 entitled, "Accounting for Stock-Based Compensation" (Note 15).

Research and Development Costs

     Costs incurred in connection with the research and development of the Company's products and enhancements to existing products are expensed as incurred unless technological feasibility has been established. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have not been material. Accordingly, research and development costs have been expensed as incurred.

Income Taxes

     The Company accounts for income taxes under the provisions of SFAS No. 109, entitled "Accounting for Income Taxes," which requires use of the asset and liability method. Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax assets will not be realized.

Comprehensive Income

     The Company follows SFAS No. 130, entitled "Reporting Comprehensive Income." SFAS No. 130 requires companies to classify items of other comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet.

Long-Lived Assets

     The impairment of long-lived assets is assessed by management of the Company using certain factors including probable comparable fair market values, anticipated future cash flows, and the aggregate value of the related businesses taken as a whole. These factors are periodically reviewed to determine whether current events or circumstances require an adjustment to the carrying values or estimated useful lives of fixed or intangible assets in accordance with the provisions of SFAS No. 144.

Stock Splits

     On January 21, 2000, the Company's board of directors approved a 3-for-1 stock split applicable to all issued and outstanding shares of its common stock, par value $0.001. This 3-for-1 stock split was effected in the form of a stock dividend and became effective on February 25, 2000, when stockholders of record received two additional shares of common stock for each outstanding share of common stock held as of the record date.

     All share, stock option and stock warrant information included in the accompanying financial statements and related notes have been restated for all periods to reflect this stock split.

Recent Accounting Pronouncements

     In January 2003, the FASB issued Interpretation 46 entitled, "Consolidation of Variable Interest Entities." In general, a variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or
(b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. Interpretation 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The consolidation requirements of Interpretation 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The Company believes the adoption will not have a material impact on its financial statements.

     In December 2002, SFAS No. 148 entitled "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FAS 123" was issued. SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair market value based method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on the reported results.

     In November 2002, the Financial Accounting Standards Board (FASB) issued Interpretation 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." The Interpretation elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under the guarantee and must disclose that information in its interim and annual financial statements. The provisions related to recognizing a liability at inception of the guarantee for the fair value of the guarantor's obligations does not apply to product warranties or to guarantees accounted for as derivatives. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. The Company believes that adoption of the recognition and measurement provisions of Interpretation 45 will not have a material impact on its financial statements.

     In June 2002, SFAS No. 146 entitled "Accounting for Costs Associated with Exit or Disposal Activities" was issued, replacing EITF 94-3 entitled, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Cost Incurred in a Restructuring)." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by SFAS No. 146 include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing or other exit or disposal activity. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

Reclassifications:

     Certain reclassifications have been made to conform prior-year amounts to the current year presentation.

3. Acquisitions

     On December 14, 2001, the Company completed its merger with Virata by issuing 65.9 million shares of its own common stock for the outstanding shares of Virata. In addition, the Company assumed the outstanding and unexercised options of Virata for the equivalent of 13.6 million options to purchase its common stock. The Company valued the options at fair value, as determined using the Black-Scholes option pricing model, and recorded such fair value, less the intrinsic value of the unvested portion of the stock options, as a component of the transaction purchase price. The intrinsic value of the unvested stock options, of $18,900, has been recorded as deferred compensation and will be amortized over the remaining vesting periods of the stock options, or approximately 24 months.

     In connection with the merger with Virata, the Company began to formulate a reorganization and restructuring plan (the "Reorganization Plan"). As a result of the Reorganization Plan, the Company recorded restructuring and other charges related to its operations of $37,832 during the year ended December 31, 2002. Additionally, the Company recognized as liabilities assumed in the purchase business combination and included in the allocation of the acquisition cost in accordance with SFAS No. 141, entitled "Business Combinations" and EITF 95-3, entitled "Recognition of Liabilities in Connection with a Purchase Business

Combination," the estimated costs related to Virata facilities consolidation and the related impact on the Virata outstanding real estate leases and Virata employee relocations and workforce reductions (refer to Note 10 for a complete description of the Company's reorganization and restructuring plans).

     On January 31, 2000, the Company acquired all of the issued and outstanding shares of Ficon Technology, Inc. ("Ficon"), a leading provider of solutions in the areas of IP, ATM and Voice over Packet, which enable service providers to build next generation communications infrastructure. The Company acquired such Ficon shares for $5,000 in cash and the right for Ficon shareholders to receive up to a maximum of 1,959,999 shares of the Company's common stock. A portion of the shares of common stock issued to the principals of Ficon were subject to forfeiture if their employment ceased with the Company. The estimated fair value of those shares, of $28,800, was recorded to deferred stock compensation as a result of the guidance in EITF 95-8, entitled "Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination", and was being amortized over a three-year vesting period on a straight line basis. As of March 31, 2002, 710,000 shares had been issued as a result of continued employment and 999,999 shares had been issued as a result of the completion of development milestones. On March 31, 2002, the Company accelerated the vesting of the remaining 250,000 unvested shares and as a result the Company recorded a non-cash charge during the first quarter of 2002 of approximately $8,000, representing the unamortized deferred stock compensation at the time the Company agreed to the acceleration. No incremental compensation charge was recorded as the fair market value of the Company's stock on March 31, 2002 was below the fair market value on the date the deferred stock compensation was recorded.

     On February 24, 2000, the Company acquired certain technology and employees of the Microelectronics Group of PairGain Technologies, Inc. ("PairGain"), designers of integrated circuits and software for DSL applications. The Company paid 3.2 million shares of its common stock and issued to PairGain a $90,000 subordinated redeemable convertible note (the "PairGain Note"). The terms of the PairGain Note gave the Company the option to redeem the PairGain Note, in cash, within the first six months after its issue, and thereafter gave PairGain the option to convert the PairGain Note into 2.9 million shares of the Company's common stock. The Company redeemed the PairGain Note for a cash payment of $90,000 during the year ended December 31, 2000, plus interest, which accrued at an annual rate of 5.0% through the date of redemption. In connection with the repayment of the PairGain Note, the Company recognized the redemption of the beneficial conversion feature previously recorded for $47,300 and a gain on the associated redemption of $43,400. The beneficial conversion feature was recorded upon issuance of the PairGain Note and reflected the intrinsic value of the beneficial conversion feature. Such amount was amortized as non-cash interest expense over the period the beneficial conversion feature was first available. For the year ended December 31, 2000, $43,400 was recorded as non-cash interest expense.

     On April 27, 2000, the Company acquired all the issued and outstanding shares of T.sqware, Inc. ("T.sqware"), a provider of fully programmable scalable network processors supporting high-speed data communications. The Company paid for these shares by issuing 2.0 million shares of common stock and assuming the outstanding T.sqware options for the equivalent of 178,000 options to purchase its common stock.

     On June 30, 2000, the Company acquired all of the issued and outstanding shares of iCompression, Inc., ("iCompression"), a supplier of advanced signal processing technology for delivering voice, video and data for the broadband infrastructure in applications such as broadband video conferencing. The Company paid for these shares by issuing 3.4 million shares of its common stock and assuming the outstanding iCompression options for the equivalent of approximately 530,000 options to purchase its common stock.

     The following is a summary of all consideration paid for the acquisitions during the years ended December 31, 2001 and 2000:

                                                           2001            2000
                                                           ----            ----
     Fair value of common stock issued and vested
      stock options converted                           $629,213        $717,436
     Subordinated redeemable convertible note
      issued                                                   -          90,000
     Cash paid                                                 -           8,231
     Transaction costs                                    21,864           5,104
                                                        --------        --------

     Total purchase price                               $651,077        $820,771
                                                        ========        ========

     The assets and liabilities of the acquired entities were recorded at their appraised fair market value at the dates of acquisition. The allocations were as follows:

      Cash, short-term and long-term investments        $490,454        $ 36,364
      Accounts receivable                                 10,380             867
      Inventory                                            7,116               -
      Prepaid and other assets                             7,271           2,297
      Property and equipment                              15,681           4,441
      Identifiable intangible assets                      80,000          82,787
      Goodwill                                            94,262         680,713
                                                          ------        --------
                                                         705,164         807,469


      In process research and development                 21,000          44,854
      Liabilities assumed                               (75,087)        (31,552)
                                                        --------        --------

      Total purchase price                              $651,077        $820,771
                                                        ========        ========

     Each of the acquisitions was accounted for as a purchase and has been included in the Company's results of operations from its closing date.

     The amount allocated to in process research and development ("IPR&D") of $21,000 and $44,900 in the years ended December 31, 2001 and 2000, respectively, were expensed upon acquisition, as it was determined that the underlying projects had not reached technical feasibility, had no alternative future use and successful development was uncertain. In the allocation of the acquisition purchase price to IPR&D, consideration was given to the following items for the projects under development at the time of the acquisition:

        - the present value of the forecasted cash flows and income that were expected to result from the project;
        - the status of the project;
        - completion costs;
        - project risks;
        - the value of core technology; and
        - the stage of completion of the project.

     In valuing core technology, the relative allocations to core technology and IPR&D were consistent with the relative contribution of the projects. The determination of the value of IPR&D was based on efforts completed as of the date the respective entities were acquired.

     The Company granted stock options to employees, including those of acquired entities, at various discounts to fair market value as part of its long-term employee retention strategy and has recorded deferred stock compensation associated with such option grants amounting to $60,800 during the year ended December 31, 2000. These amounts are being amortized over vesting periods ranging from six months to four years on a straight-line basis.

     The following unaudited pro forma information represents a summary of the results of operations as if the acquisitions occurred on January 1, 2000.

                                                 Year ended December 31,
                                                2001                 2000
                                             ----------           ----------

        Revenue                             $ 366,449             $ 476,951
                                            ==========            =========
        Net loss                            $(440,053)            $(297,783)
                                            ==========            ==========
        Net loss per common share           $   (3.18)            $   (2.23)
                                            ==========            ==========

The pro forma results are based on various assumptions and are not necessarily indicative of what would have occurred had these transactions been consummated on January 1, 2000.

4. Inventories, net

   Inventories at December 31, 2002 and 2001 consisted of the following:

                                         December 31,           December 31,
                                            2002                    2001
                                            ----                    ----

       Raw materials                    $       -                $  1,959
       Work in process                      6,796                   6,099
       Finished Goods                      65,041                  97,083
       Reserve for excess and
           obsolete inventories           (47,905)                (74,444)
                                          --------                --------

       Inventories, net                 $  23,932                $ 30,697
                                        ==========               =========

     As a result of a slowdown in the global telecommunications equipment market during the first quarter of 2001 and customer inventory balancing problems, the Company received customer requests to reduce or cancel sales orders and/or delay delivery dates. These conditions reflected a rapid change in its business environment and in customer demand as compared to the fourth quarter of 2000. Consequently, the Company's backlog was reduced significantly and its ability to estimate customer demand was negatively impacted.

     The Company does not produce its own inventory, but subcontracts the manufacturing to foundries. The Company must order inventory from these foundries substantially in advance of delivery. In the fourth quarter of 2000, the Company ordered inventory for delivery in the first quarter of 2001 based on a record level of demand in the fourth quarter of 2000. Due to the reduction and cancellation of orders and delay of delivery dates in the first quarter of 2001, as well as management's decision to accelerate customer transition to higher density and higher performance product, a provision for excess and obsolete inventories was recorded during the first quarter of 2001 of approximately $49,000. Of the provision, $20,000 related to products for which customer demand no longer existed and the remainder to product for which management decided to migrate customers to more advanced products.

     During the fourth quarter of 2001, the Company recorded an additional $31,800 for excess and obsolete inventory. These charges were primarily a result of the accelerated migration of its customers to next generation products, in conjunction with its merger with Virata.

5. Concentration of Risk and Customer Information

     Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash equivalents and trade receivables. At December 31, 2002 and 2001, five of the Company's customers accounted for $26,146 (76.8%) and $16,537 (71.2%), of net accounts receivable, respectively. Approximately 41.9% of the net accounts receivable at December 31, 2002 is due from customers from whom the Company has collateralized payment arrangements through a letter of credit with a bank.

     Sales to customers who individually represented more than 10% of the Company's net revenues amounted to $32,121 (14.0%), $104,671 (39.5%), and $217,768 (63.0%) of total revenues for the years ended December 31, 2002, 2001 and 2000, respectively. Revenues from customers who represented more than 10% of net revenues were as follows:

                                         Years Ended
                                         December 31,
                               2002          2001         2000
                               ----          ----         ----
Net revenues:
    Customer A              $     -        $32,774      $96,494
    Customer B                    -         71,897       82,234
    Customer C                    -              -       39,040
    Customer D               32,121              -            -

     The Company's sales to overseas customers are predominantly denominated in the U.S. dollar. Revenues by geographic region for the years ended December 31, 2002, 2001 and 2000 were as follows:

                                         Years Ended
                                         December 31,
                               2002          2001         2000
                               ----          ----         ----
     Net revenues:
        North America       $44,979      $ 146,273     $224,276
               Europe         9,469         16,116       10,291
 Mexico/Latin America         1,413            909       24,713
                 Asia       172,860        101,452       86,306

            Australia           147            100           52
                           --------      ---------     --------
                           $228,868      $ 264,850     $345,638
                           ========      =========     ========

     The Company's revenue distribution by geographic region is determined based upon customer ship to locations, which are not necessarily indicative of the geographic region in which the customer's equipment is ultimately deployed.

     The Company has diversified its manufacturing among several vendors. Purchases from the Company's top five inventory vendors represented 87.9% of total inventory purchases for the year ended December 31, 2002. One vendor represented 33.0% of the Company's total inventory purchases for the year ended December 31, 2002.

     A single vendor manufactured substantially all of the chip sets sold by the Company during 2001 and 2000. Purchases from this vendor approximated 87.0% and 90.0%, of total inventory purchases for the years ended December 31, 2001 and 2000, respectively.

6. Property and Equipment

   Property and equipment consists of the following:
                                                           December 31,
                                                        2002         2001
                                                        ----         ----

         Computers and equipment                    $  28,206     $ 29,996
         Office furniture and fixtures                  1,742        3,736
         Software                                      11,228       15,005
         Leasehold improvements                         3,361        4,912
         Property under capital leases,
          primarily computers and equipment             3,310        3,510
         Land and building                              1,688        1,640
                                                    ---------     --------
                                                       49,535       58,799
         Less: accumulated depreciation and
          amortization                             (  30,289)     (25,905)
                                                    ---------     --------
                                                   $   19,246     $ 32,894
                                                   ==========     ========

     Accumulated amortization on assets accounted for as capital leases, amounted to approximately $2,787 and $1,598 as of December 31, 2002 and 2001, respectively.

     Included in operating expenses is depreciation and amortization expense of $16,234, $9,639 and $9,275, for the years ended December 31, 2002, 2001 and
2000, respectively.

7. Marketable Securities

     Marketable securities are included in investments - marketable securities in both the current assets and non current asset categories, as appropriate. At December 31, 2002, 2001 and 2000, marketable securities totaling $344,823, $409,890 and $10,778 were available-for-sale and recorded at fair value:


                    Gross Unrealized        Unrealized
                          Cost         Holding Gains (Losses)    Market Value
                          ----         ----------------------    ------------
December 31, 2002       $343,002              $1,821               $344,823
December 31, 2001       $409,802                 $88               $409,890

     Proceeds from the sale of available-for-sale securities during the years ended December 31, 2002, 2001 and 2000 were approximately $609,270, $69,136 and $19,860, respectively, for which there was an immaterial associated gain or loss.

     As of December 31, 2002, substantially all of the Company's short-term investments were in money market funds, certificates of deposits, or high-quality commercial paper. Long-term securities are primarily comprised of corporate bonds rated AA or better and U.S. Government backed securities.

     The Company classifies its existing debt securities as available-for-sale in accordance with the provisions of SFAS No. 115, entitled "Accounting for Certain Investments in Debt and Equity Securities." These securities are carried at fair market value, with unrealized gains and losses reported in stockholders' equity as a component of other comprehensive income (loss). Gains or losses on securities sold are based on the specific identification method.

8. Defined Contribution Plan

     The Company participates in a 401(k) plan covering substantially all employees. Benefits vest based on number of years of service. The Company's policy is to match two-thirds of an employee's contributions, up to 6.0% of an employee's annual salary. Additionally, the board of directors may grant discretionary contributions based on an employee's age. Contributions to the plan by the Company amounted to approximately $2,435, $2,006 and $1,423 for the years ended December 31, 2002, 2001 and 2000. In connection with the merger with Virata, the Company assumed the former Virata 401(k) Plan. Under this plan, the Company provides 50% matching contribution, up to $2 per calendar year, per employee. During 2002, the Virata 401(k) Plan was merged into the GlobespanVirata 401(k) plan.

9. Supplemental Cash Flow Data

     The Company acquired cash of $73,853 in connection with its merger with Virata in 2001, as described below.

     The Company acquired cash of approximately $31,900 in connection with the acquisitions of T.sqware and iCompression completed during the second quarter of 2000 and used cash of approximately $12,900 in connection with the purchases of Ficon, certain technology and employees of PairGain and other acquisitions completed during 2000, resulting in net cash received from acquisitions of $18,975 during the year ended December 31, 2000, as follows:

                                            2001              2000
                                            ----              ----

       Purchase price                     $651,077          $820,771
       Common stock issued                (629,213)         (717,436)
       Subordinated redeemable
          convertible note payable               -           (90,000)
       Accrued transaction costs            (2,699)             (434)
                                          ---------         ---------
       Cash paid                          $ 19,165          $  12,901
       Less: cash acquired                 (93,018)          (31,876)
                                          ---------         ---------
       Net cash received from
         acquisition of businesses        $(73,853)         $(18,975)
                                          =========         =========

10. Restructuring and Reorganization Liabilities

Reorganization Liabilities

     In connection with the merger with Virata, the Company began to formulate the Reorganization Plan, which consisted primarily of eliminating redundant positions and consolidating its worldwide facilities. The Company recognized as liabilities assumed in the purchase business combination and included in the allocation of the acquisition cost in accordance with SFAS No. 141 and EITF 95-3, the estimated costs related to Virata facilities consolidation and the related impact on the Virata outstanding real estate leases and Virata relocations and workforce reductions. The assets and liabilities recorded in connection with the purchase price allocations for Virata were based on preliminary estimates of fair value at the time of the merger and have been adjusted to fair value as of December 31, 2002.

     The estimated costs related to the Reorganization Plan, which consists of Virata facilities consolidation and the related impact on the Virata outstanding real estate leases and Virata relocations and workforce reductions, is as follows:


                    December 31, 2001
                     Reorganization       2002     Reorganization    December 31, 2002
                       Liability        Payments     Adjustments        Liability
                   -------------------------------------------------------------------

Workforce related      $  14,524        ($6,548)      $(5,393)           $ 2,583
Facilities charges        16,318         (2,669)         (132)            13,517
Other charges                900           (900)            -                  -
                   -------------------------------------------------------------------

Total                  $  31,742       ($10,117)      $(5,525)           $16,100
                   ===================================================================


     As a result of the Reorganization Plan, approximately 240 employees of Virata have either relocated or been part of an involuntary workforce reduction. The Reorganization Plan relates primarily to employees located in the United States and consists of relocating key research and development and other key employees to existing facilities and eliminating redundant functions. The workforce related charge of $14,524 was based upon estimates of the relocation costs or the severance and fringe benefits for the affected employees. As of December 31, 2002, the Company paid $6,548 of these workforce related charges. Additionally, the Company reduced its estimated liability for workforce reduction related charges by $5,393 due primarily to lower than expected relocation costs. The adjustment was recorded as a reduction to acquired intangible assets. Substantially all of the remaining liability of $2,583 is expected to be paid during the first quarter of 2003.

     As a result of the elimination of redundant functions, the Company has consolidated its use of facilities and is actively pursuing subleases for vacant space. There has been a decline in the real estate market in certain geographic regions in which the Company acquired operating facility leases. The Company recorded a liability of $16,318 for losses related to facilities it intends to sublease and for adjustments to fair market value for acquired non-cancelable operating lease commitments in geographic regions where there has been a decline in the real estate market. Losses related to those facilities affected by the consolidation include an estimate of the vacancy period, the write-off of leasehold improvements and executory and other administrative costs to complete subleases. These non-cancelable lease commitments range from fifteen months to twenty years in length.

Restructuring Liabilities

   2002 restructuring charges

     In connection with the Reorganization Plan, the Company recorded restructuring and other charges in the year ended December 31, 2002 of $37,832. These charges were primarily recorded in accordance with the provisions of EITF 94-3, and SFAS No. 144. The details of these charges are described below.

     There was no net impact on the statement of operations for the restructuring and other charges during the first quarter of 2002. However, the Company recorded $1,500 related to an involuntary workforce reduction, which was offset by the reversal of $1,500 of facility charges, explained in more detail as follows. In February of 2002, the Company purchased a 200,000 square foot facility located in Old Bridge, New Jersey for approximately $30,000. Prior to the acquisition of the facility, the Company had an operating lease related to this facility. In conjunction with the purchase of the facility the Company paid the landlord approximately $5,000 to terminate the lease commitment. The Company had recorded a $14,500 charge in the 2001 Restructuring Plan, which is more fully described below, related to the expected losses from this non-cancelable lease commitment. At the time of the purchase, the Company intended to move its headquarters from Red Bank, New Jersey to Old Bridge, New Jersey when the construction related to the interior of the facility was completed. During the first quarter of 2002, the Company reversed the unused portion of the previously recorded reserve related to the Old Bridge facility of $9,500 and recorded a reserve for losses related to the non-cancelable lease commitment for the Company's facility in Red Bank of $8,000.

     During the second quarter of 2002, the Company recorded restructuring and other charges of $15,750. These charges primarily related to a facility closure and the related impact on outstanding real estate leases and leasehold improvements, of $13,800 and workforce reductions of $1,950.

     During the third quarter of 2002, the Company decided to maintain its headquarters in Red Bank and sell the previously purchased Old Bridge facility. The Company has classified the facility as an asset held for sale on its balance sheet as of December 31, 2002 and recorded the asset at its fair value less estimated costs of disposal. Total restructuring and other charges recorded in the third quarter of 2002 were $4,450. These charges consisted of employee severance related costs of $1,500, a net benefit resulting from the reversal of previously recorded facility related charges of $1,500 and a $4,450 charge related to the write-down of the Old Bridge facility to its estimated fair value. The write-down of $4,450 during the third quarter of 2002 was included within the restructuring and other charges on the Company's statements of operations for the year ended December 31, 2002. Depending on market conditions, the Company may lease all or a portion of the facility prior to sale. The net benefit of $1,500 related to facilities consisted of the reversal of the previously recorded reserve of approximately $8,000 related to the non-cancelable lease on the Company's Red Bank facility. In addition, due to a continued decline in the real estate markets in certain regions in which the Company is pursuing subleases, the Company increased its estimated losses on other non-cancelable lease commitments by $6,500, including $2,000 of leasehold and other asset impairments.

     During the fourth quarter of 2002, the Company announced additional workforce reductions and facility consolidations, which resulted in it recording $12.9 million of workforce related charges, including $3.7 million of non-cash charges related to the modification of stock options. This announcement impacted approximately 110 employees across all geographic regions. As a result of the reduction in the Company's workforce, it further consolidated its use of facilities and recorded $4.7 million of facility related charges which pertain primarily to asset impairments as a result of the reduction in workforce and resulting decrease in the use of facilities and equipment.

     The Company expects to implement further restructuring actions during 2003.

     2001 restructuring charges

     During the second quarter of 2001, the Company realigned its operating cost structure, which resulted in restructuring and other charges of $44,752 (the "2001 Restructuring Plan"). These charges primarily consisted of costs related to facilities consolidation and the related impact on outstanding real estate leases and workforce reductions.

     The workforce reductions resulted in the involuntary reduction of approximately 100 employees or approximately 12% of the Company's overall workforce and included employees across all disciplines and geographic regions. Substantially all of the affected employees ceased employment with the Company prior to June 30, 2001. The workforce reduction charge of $3,672 was based upon estimates of the severance and fringe benefits for the affected employees. All of the payments related to the workforce reduction were made as of June 30, 2002.

     As a result of the reduction in the Company's workforce, it consolidated its use of facilities, which had been leased in anticipation of continued long-term growth, and is actively pursuing subleases for vacant space. Due to the decline in the real estate market in the geographic regions in which it is pursuing subleases, the Company has estimated its losses on these non-cancelable lease commitments, including the write-off of leasehold improvements and executory and other administrative costs to complete subleases, to be $36,750. These non-cancelable lease commitments range from eighteen months to ten years in length.

     The remaining $4,330 consisted primarily of the write-off of certain investments which the Company deemed to have no future value.

     The table below presents the liabilities associated with the 2001 Restructuring Plan as of December 31, 2001 and 2002, respectively, including payments and adjustments made during 2002, and merger related restructuring charges recorded during 2002 (the "2002 Restructuring Charge"):



                       December 31, 2001                                                   December 31,2002,
                         Restructuring     2002 Restructuring     Non-Cash       Cash        Restructuring
                           Liability             Charges          Charges      Payments        Liability
                    -----------------------------------------------------------------------------------------

Workforce reduction        $  1,827            $   16,678       $  (4,377)     $(7,334)        $  6,794
Facilities consolidation     31,672                21,154         (12,154)     (11,854)          28,818
Other charges                   774                     -               -            -              744
                    -----------------------------------------------------------------------------------------

Total charges              $ 34,273            $  37,832        $ (16,531)    ($19,188)        $ 36,386
                    =========================================================================================


     The table below presents the liabilities associated with the 2001 Restructuring Plan as of December 31, 2001, including payments made during the year ended December 31, 2001:

                                    Total       Non-cash          Cash        Restructuring
                                   Charges       Charges        Payments        Liability
                                   -------       -------        --------        ---------

Workforce reduction               $  3,672     $ (1,262)       $   (583)        $  1,827
Facilities consolidation            36,750       (1,514)         (3,564)          31,672
Other charges                        4,330       (2,630)           (926)             774
                                  ---------------------------------------------------------

            Total                 $ 44,752     $ (5,406)       $ (5,073)        $ 34,273
                                  =========================================================

11. Private Offering of Convertible Subordinated Notes

     On May 11, 2001, the Company sold $130,000 of its 5 1/4% Convertible Subordinated Notes due 2006 in a private placement through an initial purchaser to qualified institutional buyers in accordance with Rule 144A under the Securities Act. The Company received net proceeds from the sale of the notes of $126,400. The Company expects to continue to use the net proceeds of the offering for general corporate purposes, including working capital, capital expenditures and possible acquisitions. The notes are unsecured obligations of the Company and will mature on May 15, 2006. The notes are contractually subordinated in right of payment to all of the Company's existing and future senior indebtedness.

     Holders of the notes may convert the notes into shares of common stock at any time prior to maturity at an initial conversion price of $26.67 per share, subject to adjustment. The Company may redeem some or all of the notes at any time prior to May 20, 2004 at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to the redemption date, if (1) the closing price of the Company's common stock has exceeded 130% of the conversion price of the notes for at least 20 of the 30 trading days prior to the mailing of the redemption notice, and (2) in accordance with the terms of the Registration Rights Agreement, the shelf registration statement covering resales of the notes and the common stock issuable upon conversion of the notes is effective and available for use and expected to remain effective and available for use for the 30 days following the provisional redemption date. In the event of a provisional redemption, the Company will make an additional payment equal to the total value of the aggregate amount of the interest that would have been payable on the notes from the redemption date to May 20, 2004. On and after May 20, 2004, the Company may also redeem the notes at any time at the Company's option, in whole or in part, at the redemption price shown in the note, plus accrued interest, if any.

     The Company subsequently registered the resale of the notes and common stock issuable upon conversion of the notes on a Registration Statement on Form S-3 (File No. 333-66478), which was declared effective on August 10, 2001.

12. Income Taxes

     Deferred tax assets (liabilities) are comprised of the following:

                                                   December 31,
                                                  2002        2001
                                                  ----        ----

                Amortization of intangibles   $  63,073    $      -
                     Net depreciable assets      10,739      12,603
                           Accrued expenses      17,815       9,711
                      Inventory reserve and
                             capitalization      50,208      19,690
                      Deferred compensation      24,446      65,731
           Net operating loss carryforwards     127,362      88,830
                                      Other       8,182       5,481
                                              ---------    --------
                                                301,825     202,046
                   Less valuation allowance    (301,825)   (187,954)

                    Net deferred tax assets           -      14,092

                      Net intangible assets           -    (14,092)
                                              ---------    --------

                 Net deferred tax liability   $       -    $     -
                                              =========    ========

     The Company has acquired and generated federal, state and foreign net operating loss carryforwards of approximately $522,206 and $356,731, as of December 31, 2002 and 2001, respectively, which are due to expire between 2003 and 2023. Certain foreign net operating losses may be carried forward indefinitely. Section 382 of the Internal Revenue Code of 1986, as amended, places a limitation on the annual and aggregate utilization of federal net operating loss carryforwards when an ownership change occurs. Generally, an ownership change occurs when a greater than 50% change in ownership takes place over a three-year test period. The annual utilization of net operating loss carryforwards generated prior to such change in ownership is limited, in any one year, to a percentage of the fair market value of the Company at the time of the ownership change.

     Due to the uncertainty of realization of its deferred tax assets, the Company has provided a valuation allowance against its deferred tax assets. At such time when it is determined that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be reduced.

     For the years ended December 31, 2001 and 2000, the Company's federal and state income taxes payable have been reduced by the tax benefits associated with dispositions and exercise of employee stock options. The Company receives an income tax benefit calculated as the difference between the fair market value of the stock issued at the time of exercise and the option price, related to non-qualified stock options or disqualifying dispositions of incentive stock options. These benefits were credited directly to shareholders' equity and amounted to $0, $304 and $30,116 for the years ended December 31, 2002, 2001 and 2000, respectively.

   The components of the provision (benefit) for income taxes for continuing operations are as follows:

                                                          Years Ended
                                                           December 31,
                                                 2002         2001         2000
                                                 ----         ----         ----
         Current:
            Federal                            $     -       $    -     $18,678
            State                                   10          316       4,368
            Foreign                                250        1,959           -
                                               -------       ------     -------
         Subtotal Current                          260        2,275      23,046
                                               -------       ------     -------
         Deferred:
            Federal                            (97,641)     (73,117)    (26,621)
            State                              (13,868)     (10,975)     (3,780)
            Foreign                             (2,362)         178           -
            Change in valuation allowance      113,871       77,528      22,486
                                               -------       ------     -------
         Subtotal Deferred                           -       (6,386)     (7,915)

         Income tax provision (benefit)        $   260      $(4,111)    $15,131
                                               =======      ========    =======

     The provision (benefit) for income taxes differs from the amount of income tax determined by applying the applicable U.S. income tax rate to income before taxes, excluding amounts associated with the beneficial conversion feature in 2000, as follows:

                                                          Years Ended
                                                           December 31,
                                                 2002         2001         2000
                                                 ----         ----         ----

         U.S. statutory rate                    (35.0)%      (35.0)%     (35.0)%
         State taxes                             (2.1)        (2.7)        2.1
         Amortization of intangible assets       19.6         10.0        13.1
         In process research and development       --          1.9        11.4
         Net operating loss utilized               --           --         2.9
         Other                                     --          (.3)         .1
         Change in valuation allowance           17.5         25.1        16.3
                                                 ----         ----       -----
         Effective tax rate                       0.0%        (1.0)%      10.9%
                                                  ====        =====      ======

13. Earnings Per Share

     The Company has adopted SFAS No. 128 entitled "Earnings per Share," which requires the presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS") by all entities that have publicly traded common stock or potential common stock. Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of Diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on earnings. The dilutive effect of the outstanding stock warrants and options is required to be computed using the treasury stock method. As of December 31, 2002, 2001 and 2000, the Company had outstanding options, restricted stock and warrants to purchase an aggregate of 44.8 million, 45.0 million, and 17.4 million shares of common stock, respectively, which were not included in the calculation of earnings per share for such periods, due to the anti-dilutive nature of these instruments. In addition, the Company has $130,000 of convertible subordinated notes which can be converted into common stock of the Company at a conversion price of $26.67 per share. The notes were anti-dilutive to earnings per share for the years ended December 31, 2002 and 2001 and therefore have been excluded from the calculation.

     The computations of Basic EPS and Diluted EPS for the years ended December 31, 2002, 2001 and 2000, are as follows:

                                                 2002              2001               2000
                                                 ----              ----               ----

     Numerator:

     Loss from continuing operations          $(636,869)         $(371,991)        $(151,956)
     Discontinued operations                    (18,098)            (5,530)           (1,143)
                                              ----------         ----------        ----------
     Net loss                                 $(654,967)         $(377,521)        $(153,099)
                                              ==========         ==========        ==========

     Denominator:
         Basic shares                           135,934             75,796            64,924
         Effect of dilutive instruments               -                  -                 -
                                              ----------         ----------        ----------
         Diluted shares                         135,934             75,796            64,924
                                              ==========         ==========        ==========

     Basic and diluted loss per share:

     Loss from continuing operations             $(4.69)            $(4.91)           $(2.34)
     Discontinued operations                      (0.13)             (0.07)            (0.02)
                                              ----------         ----------        ----------
     Net loss                                 $   (4.82)         $   (4.98)        $   (2.36)
                                              ==========         ==========        ==========


14. Stockholders' Equity

     On June 19, 2002, the Company's board of directors authorized the repurchase of up to $100,000 of its common stock. Purchases may be made from time to time on the open market or in privately negotiated transactions. The timing and amount of any shares repurchased will be determined by the Company, based on its evaluation of market conditions, applicable legal requirements and other factors. The stock repurchase program is expected to be funded using the Company's available working capital. As of December 31, 2002, the Company repurchased 13.5 million shares at an average price per share of $3.36, for an aggregate purchase price of $45,373.

     On August 2, 2000, the Company completed a follow-on public offering of 8.6 million shares of common stock at a price of $100 per share. Of the 8.6 million shares of common stock, 1.4 million shares were sold by the Company, resulting in proceeds from the offering of $133,000, net of related expenses, and 7.2 million shares were sold by selling shareholders (including 1.1 million shares sold by selling shareholders upon exercise by the underwriters of their over-allotment option). The Company did not receive any of the proceeds from the sales of shares by the selling shareholders.

     In June 2000, the Company amended its certificate of incorporation to increase the number of authorized shares of common stock, $0.001 par value, to
400.0 million shares.

     On January 21, 2000, the Company's board of directors approved a 3-for-1 stock split applicable to all issued and outstanding shares of its common stock, par value $0.001. The 3-for-1 stock split was effected in the form of a stock dividend and became effective on February 25, 2000 when stockholders of record received two additional shares of common stock for each outstanding share of common stock held on the record date.

     The Company adopted a Stockholder Rights Plan on July 2, 2002 and declared a nontaxable dividend of one "right" on each outstanding share of the Company's common stock to stockholders of record as of July 15, 2002. The rights plan is designed to enable stockholders to receive fair and equal treatment in any proposed takeover of the Company and to safeguard against two-tiered tender offers, open market accumulations and other abusive tactics to gain control of the Company. The rights plan was not adopted in response to any effort to acquire control of the Company. Generally, should any person or entity become the beneficial owner of 15% or more of the Company's outstanding common stock (with the exception of those persons who hold 15% or more of the Company's common stock, or securities convertible into 15% or more of the Company's common stock, on July 15, 2002), each right (other than those held by that new 15% stockholder) would be exercisable to purchase that number of shares of the Company's common stock having at that time a market value equal to two times the then current exercise price (initially $35.00). These provisions, among others, are intended to encourage any potential acquirer of 15% or more of the Company's outstanding common stock to negotiate with the Company's board of directors. Until the rights become exercisable, they will trade as a unit with the

Company's common stock and are redeemable at a price of $.001 per right at the board of directors' discretion. The board of directors may amend the terms of the rights at any time without the consent of the holders, with certain exceptions. Unless otherwise extended by the board of directors or previously triggered, the rights will expire on July 5, 2012.

15. Stock Option Plans and Employee Stock Purchase Plan

1996 Equity Incentive Plan

     In December 1996, the Company adopted the 1996 Equity Incentive Plan (the "1996 Plan") pursuant to which, as amended, nonqualified or incentive stock options, stock bonus and restricted stock awards (collectively, "Stock Awards") to purchase up to 10.2 million shares of the Company's common stock may be granted to employees, directors and consultants. Stock Awards granted under the 1996 Plan generally vest in equal installments over a four-year period. The exercise price of incentive stock options granted under the 1996 Plan may not be less than the fair market value of the underlying shares (110% of the fair market value in the case of a 10% voting shareholder) at the grant date. Each stock option is exercisable for ten years (five years in the case of a 10% voting stockholder) from the date of grant. Through December 31, 2000, no stock options had been granted to a 10% stockholder.

     Under the 1996 Plan, certain individuals to whom stock options have been granted may elect to exercise those options prior to the lapse of the full vesting period. Upon termination of employment, the Company may repurchase any unvested shares issued pursuant to such election at the exercise price. During the years ended December 31, 2001 and 2000, the Company repurchased 25,000 and 179,000 shares under such provision. At December 31, 2002, 2001 and 2000 there were 0.0 million, 0.7 million, and 2.3 million shares, respectively, issued and outstanding that were subject to this repurchase provision.

     Stock bonuses and restricted stock awards issued under the 1996 Plan provide that shares awarded may not be sold or otherwise transferred until restrictions established by the underlying agreements have elapsed. Upon termination of employment, the Company may repurchase shares upon which restrictions have not lapsed. The 1996 Plan provides that the price for each restricted stock award shall not be less than 85% of the fair market value of the share at the date of grant.

     The 1996 Plan permits optionees to exercise their stock options by issuing a promissory note. When stock options are exercised utilizing a promissory note, the Company records notes receivable from stock sales. The notes are full recourse promissory notes bearing interest at fixed rates ranging from 5.22% to 6.16% and are collateralized by the stock issued upon exercise of the stock options. The notes including accrued interest thereon mature five years from the date of issuance. As of December 31, 2002 and 2001, notes receivable from stock sales amounted to $5,231 and $5,037, respectively.

1999 Supplemental Stock Option Plan

     In December 1999, the Company's board of directors approved the adoption of the 1999 Supplemental Stock Option Plan (the "1999 Supplemental Plan"). Upon adoption of the 1999 Supplemental Plan, the Company reserved 6.0 million shares of its common stock for issuance under the 1999 Supplemental Plan. During 2002, 2001 and 2000, the Company reserved an additional 5.7 million, 10.0 million and
5.3 million shares of its common stock, for issuance under the 1999 Supplemental Plan. Under the 1999 Supplemental Plan, the Company may grant incentive or nonqualified stock options to non-officer employees and consultants. The 1999 Supplemental Plan is administered by the Compensation Committee of the board of directors in accordance with the terms of the 1999 Supplemental Plan.

1999 Equity Incentive Plan

     In March 1999, the Company's board of directors approved the adoption of the 1999 Equity Incentive Plan (the "1999 Plan"). The 1999 Plan was approved by the Company's stockholders in May 1999. Upon adoption of the 1999 Plan, the Company reserved 3.0 million shares of its common stock, together with the shares of common stock remaining available for issuance under the 1996 Plan, for issuance under the 1999 Plan. The number of shares reserved for issuance under the 1999 Plan automatically increased each year beginning May 1, 2000 and ending May 1, 2002, by the lesser of 5.0% of the total number of shares of common stock then outstanding or 3.0 million shares. Under the 1999 Plan, the Company may grant incentive or nonqualified stock options, stock appreciation rights, restricted stock or stock units to employees, non-employee directors and consultants. The 1999 Plan is administered by the Compensation Committee of the board of directors in accordance with the terms of the 1999 Plan.

1999 Director Stock Option Plan

     In March 1999, the Company's board of directors approved the adoption of the 1999 Director Stock Plan (the "Director Plan"). The Director Plan was approved by the Company's shareholders in May 1999. The Company reserved 750,000 shares of its common stock for issuance under the Director Plan. Under the Director Plan, the Company may only grant nonqualified stock options to non-employee directors. The Director Plan provides for automatic grants to non-employee directors of the Company at defined intervals. Each non-employee director of the Company was granted an option to purchase 30,000 shares of common stock at the fair market value at the date in which the non-employee director was appointed or at $5.00 with the consummation of the Company's IPO, an additional option to purchase 15,000 shares of common stock on the date of the Company's annual stockholders' meeting in the year 2000 and an additional option to purchase 15,000 shares of common stock on the date of the Company's annual stockholders' meeting in the year 2001, provided that the director continues to serve as a director of the Company. Each non-employee director elected to serve will be granted an option to purchase 30,000 shares of common stock on the date he or she is first elected to the board of directors and an additional option to purchase 15,000 shares of common stock on the date of the Company's annual stockholder's meeting in the calendar year following such initial election. At each annual stockholders' meeting following the annual meeting during which each non-employee director received the second option to purchase 15,000 shares of common stock, each non-employee director will be granted an option to purchase 7,500 shares of common stock. Stock options granted pursuant to the Director Plan vest upon the director's completion of twelve months of service during which he or she attended at least 75% of the meetings of the Company's board of directors.

     On January 22, 2002, the Company's board of directors approved a one-year extension to the exercise period of all outstanding and vested options held by the Directors who resigned on December 14, 2001, in connection with the Virata merger. The Company recognized approximately $2,500 as a result of this action.

     The following table summarizes stock options granted, exercised and forfeited (in thousands) since December 31, 1999:


                                                           Weighted
                                                            Average
                                         Options        Purchase Price
        Balance at
         December 31, 1999                  7,849           $10.91
           Granted                         10,576           $65.85
           Exercised                       (1,497)           $1.56
           Forfeited                         (544)          $74.00
                                             -----          ------
        Balance at
         December 31, 2000                 16,384           $45.23
           Granted                         31,384           $10.62
           Exercised                         (898)           $2.29
           Forfeited                       (2,585)          $57.08
                                           -------          ------
        Balance at
         December 31, 2001                 44,285           $20.96
           Granted                          9,620            $3.35
           Exercised                       (1,344)           $3.03
           Forfeited                       (8,420)          $24.70
                                           -------          ------
        Balance at
          December 31, 2002                44,141           $16.93
                                           =======          ======

     The following table summarizes information about outstanding stock options (in thousands) as of December 31, 2002:

                                         Options Outstanding           Options Exercisable
                                         -------------------           -------------------
                                              Weighted-
                                               Average     Weighted   Exercisable  Weighted
                               Outstanding    Remaining     Average       at       Average
 Actual Ranges of Exercise     at December   Contractual   Exercise    December    Exercise
           Prices                31, 2002        Life        Price     31, 2002     Price
           ------                --------        ----        -----     --------     -----

       $0.01 - 09.99              21,107         7.3         $4.82       9,155       $5.21
       $10.00 - 19.83             15,071         7.5        $13.41       7,190      $13.89
       $20.13 - 29.06              2,481         6.7        $23.13       2,287      $23.09
       $30.19 - 39.61              1,414         7.0        $31.88         972      $31.88
       $40.63 - 48.29                494         6.9        $44.71         403      $44.42
       $50.13 - 59.00                 62         6.4        $54.73          38      $54.77
       $60.88 - 69.50                969         7.0        $63.58         652      $63.56
       $72.06 - 79.75                584         5.8        $75.24         438      $75.18
       $80.00 - 89.44                232         6.7        $83.08         145      $83.20
       $90.00 - 98.06                275         5.0        $94.63         241      $94.83
      $100.00 - 107.81               411         6.6       $102.21         259     $102.21
      $110.00 - 119.56               850         7.1       $115.16         504     $115.27
      $120.56 - 129.81               129         6.8       $125.69          85      $125.5
      $130.38 - 139.130               57         7.4       $133.48          39     $133.36
      $141.63 - 146.00                 5         6.7       $146.00           3     $146.00
------------------------------------------------------------------------------------------
        $0.01 - 146.00            44,141         7.3        $16.93      22,411      $20.59


     The Company has, in connection with the acquisitions discussed in Note 3, assumed the stock option plans of each acquired company. During the years ended December 31, 2001 and 2000, respectively, a total of approximately 18.6 million and 0.7 million shares of the Company's common stock were reserved for issuance under the assumed plans and the related outstanding options, which aggregate
14.3 million as of December 31, 2002, are included in the preceding table.

Employee Stock Options Accounting

     The Company accounts for stock options granted to employees in accordance with APB No. 25. Had the compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates for awards under the plans consistent with the method of SFAS No. 123, the Company's net loss and fully diluted earnings per share on a pro forma basis would have been ($770,199), ($484,634), and ($230,553), and ($5.67), ($6.39), and ($3.55), for
the years ended December 31, 2002, 2001 and 2000, respectively, as calculated utilizing the Black-Scholes option-pricing model. The following assumptions were used for the years ended December 31, 2002, 2001 and 2000: (1) risk-free interest rate of 3.3%, 4.0%, and 6.3%, respectively; (2) dividend yield of 0.00%; (3) expected life of four years for December 31, 2002, 2001 and 2000 and
(4) volatility of 102%, 105% and 100% for December 31, 2002, 2001 and 2000,
respectively.

     During 2002, 2001 and 2000, the Company granted stock options to employees to purchase shares of common stock at exercise prices less than the estimated fair market value of the Company's common stock at the date of grant. In connection with these issuances, the Company recorded $0, $18,530, and $89,552, of deferred compensation, of which $33,796, $24,388, and $22,582 was recognized during 2002, 2001 and 2000, respectively, as compensation expense. The deferred compensation is being amortized over the vesting period, which ranges from two to four years. The Company determined the amount of deferred compensation as the difference between the fair market value of the Company's common stock and the exercise price on the date of grant.

Non-employee Options

     In 2001 and 2000, the Company granted 122,000 and 32,000 stock options, respectively, to non-employees. In accordance with the requirements of EITF 96-18 entitled "Accounting For Equity Instruments that are Issued to Other Than Employees For Acquiring or in Conjunction with Selling Goods or Services." The

Company recorded $2,383 and $1,535, respectively, reflecting the estimated fair value of these options utilizing the Black-Scholes option-pricing model and the assumptions indicated above. The Company has amortized this obligation to expense over the period services were performed. In 2002, no stock options were granted to non-employees.

Employee Stock Purchase Plan

     On March 12, 1999, the Company's board of directors approved the adoption of an Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan was approved by the Company's stockholders in May 1999. The Company reserved 1.2 million shares of its common stock for issuance under the Purchase Plan, which automatically increased each year beginning February 1, 2000 and ending February 1, 2002, by the lesser of 2.0% of the total number of shares of common stock then outstanding or 1.2 million shares. The Purchase Plan permits each eligible employee, as defined, to purchase shares of the Company's common stock through payroll deductions, provided that the aggregate amount of each employee's payroll deductions does not exceed 15.0% of his cash compensation. Purchases of common stock occur on January 31 and July 31 of each year. The Purchase Plan is administered by the compensation committee of the board of directors in accordance with the terms of the Purchase Plan.

16. Commitments and Contingencies

     The Company leases certain facilities for office and research and development activities under agreements that expire at various dates through 2021. In addition, the Company leases certain computer and office equipment under agreements that are classified as capital leases, the net book value of which was $523 and $1,912 at December 31, 2002 and 2001, respectively. Minimum required future lease payments under the Company's capital and operating leases at December 31, 2002 are as follows:

                                                                                Operating Leases
                                                                                   Included in
                                                   Capital       Operating       Restructuring
                                                    Leases         Leases            Plans
                                                    ------         ------            -----

Years Ended December 31,
2003                                                 1,221         $3,707           $11,822
2004                                                     7          3,567             9,905
2005                                                     6          3,393             8,468
2006                                                     -          3,374             7,340
2007                                                     -          3,467             6,234
Thereafter                                               -         24,437             4,058
                                                         -         ------             -----
          Total minimum lease payments              $1,234        $41,945           $47,827
                                                                  =======           =======
Less: amount representing interest                     (66)
                                                      -----
Present value of net minimum lease payments          1,168
Less: current portion                               (1,156)
                                                    -------
Long term capital lease obligations                 $   12
                                                    =======


     Approximately $10.3 million of the operating lease commitments is payable in periods beyond ten years. As of December 31, 2002, the Company had facility related restructuring reserves of $42.3 million.

     Rent expense for the years ended December 31, 2002, 2001 and 2000 was approximately $7,187, $8,408 and $2,850, respectively, and is included in operating expenses.

     In November 2001, Collegeware Asset Management, LP, on behalf of itself and a putative class of persons who purchased our common stock between June 23, 1999 and December 6, 2000, filed a civil action complaint in the United States District Court for the Southern District of New York alleging violations of federal securities laws against certain underwriters of the Company's initial and secondary public offerings as well as certain of the Company's officers and directors (Collegeware Asset Management, LP v. Fleetboston Robertson Stephens, Inc., et al., No. 01-CV-10741). The complaint alleges that the defendants violated federal securities laws by issuing and selling the Company's common stock in our initial and secondary offerings without disclosing to investors that some of the underwriters had (1) solicited and received undisclosed and excessive commissions and (2) entered into agreements requiring certain of their customers to purchase our stock in the aftermarket at escalating prices. The complaint seeks unspecified damages. The complaint was consolidated with approximately 300 other actions making similar allegations regarding the public offerings of hundreds of other companies that launched offerings during 1998 through 2000 (In re: Initial Public Offering Securities Litigation, No. 21 MC 92

(SAS)). The Company believes its officers and/or directors have meritorious defenses to the plaintiffs' claims and those defendants will defend themselves vigorously.

     The semiconductor and telecommunications industries are characterized by substantial litigation regarding patent and other intellectual property rights. Although, as of the date hereof, no legal action has commenced against the Company, Texas Instruments has threatened the Company with a possible lawsuit for patent infringement. Texas Instruments' claim relates to a group of patents (and related foreign patents) that it believes are essential to certain industry standards for sending ADSL signals over the network. Texas Instruments has offered the Company licenses to these patents on terms that were not deemed acceptable. The Company continues to dispute the applicability of most, if not all, of these patents to our products and have asserted that Texas Instruments' patents are not infringed, invalid and/or are unenforceable. As of the date of the report, it is not possible to determine whether the Company and Texas Instruments will be able to resolve their dispute without litigation, nor can the outcome of this potential patent dispute be predicted with reasonable particularity if litigation were to ensue. If the Company is not able to agree on license terms in the near future, the Company believes that it is likely that it will become engaged in intellectual property litigation with Texas Instruments. Such litigation would be costly and could divert the efforts and attention of the Company's management and technical personnel from normal business operations. Although the Company believes that it has strong arguments in favor of its position in this dispute, the Company can give no assurance that it will prevail on any of these grounds in litigation. If any such litigation is resolved adversely to the Company, the Company could be held responsible for the payment of damages and/or have the sale of its products stopped by an injunction, which could have a material adverse effect on our business, financial condition and results of operations.

     The Company is also a subject to various other inquiries or claims in connection with intellectual property rights. These claims have been referred to counsel, and they are in various stages of evaluation and negotiation. If it appears necessary or desirable, the Company may seek licenses for these intellectual property rights. The Company can give no assurance that licenses will be offered by all claimants, that the terms of any offered licenses will be acceptable to it or that in all cases the dispute will be resolved without litigation, which may be time consuming and expensive, and may result in injunctive relief or the payment of damages by the Company. In addition, the Company is involved in various other legal proceedings and claims, either asserted or unasserted, which arise in the ordinary course of business. While the outcome of these claims cannot be predicted with certainty, management does not believe that the outcome of any of these legal matters will have a material adverse effect on the Company's business, results of operation or financial condition.

17. Related Party Transactions

     Pursuant to a Purchase Agreement, dated June 18, 1996, three direct wholly-owned subsidiaries and two indirect wholly-owned subsidiaries of Communication Partners, L.P. (formerly Paradyne Partners, L.P.), acquired certain assets of AT&T Paradyne Corporation from its parent company, Lucent Technologies Inc. ("Lucent"), in exchange for $146.0 million in cash and notes and the assumption of certain liabilities effective July 31, 1996. The assets and liabilities were purchased by four separate operating subsidiaries of Communication Partners, L.P., including the Company.

     As of December 31, 2002 and 2001, Communication Partners, L.P. or other entities affiliated with Texas Pacific Group owned 11.7% and 10.7%, respectively, of the Company's outstanding stock.

     During the years ended December 31, 2002, 2001, and 2000, the Company recorded product sales of $1,802, $1,027 and $8,355, respectively, related to goods sold to Paradyne Networks. At December 31, 2002 the Company had a receivable from Paradyne Networks in the amount of $76 and at December 31, 2001, the Company had a payable to Paradyne Networks in the amount of $1,196.

     In 1999, the Company and Paradyne Networks entered into a four-year Supply Agreement that gave Paradyne Networks preferential pricing and other terms in connection with the sale by the Company of products to Paradyne Networks. Under the terms of the Supply Agreement, the Company is required to honor Paradyne Networks' orders for the Company's products in quantities at least consistent with Paradyne Networks' past ordering practices and must afford Paradyne Networks at least the same priority for Paradyne Networks' orders as the Company affords its other similarly situated customers. The Company also granted Paradyne Networks a standard customer immunity under the Company's intellectual property rights with respect to any of Paradyne Networks' products which incorporate the Company's products.

     In 2002, the Company licensed certain technology related to subscriber line integrated circuit products from Legerity, Inc., a provider of analog/mixed-signal integrated circuits for wireline voice and data networks. Dipanjan Deb, a director of the Company, is a partner of an investment firm that is a controlling stockholder of Legerity and is also a director of Legerity. The Company paid license fees of $800 to Legerity during 2002.

18. Discontinued Operations

     During the three months ended June 29, 2003, management of the Company committed to a plan and closed an international research and development component. The consolidated financial statements included herein as of December 31, 2002 and 2001 and for the three years in the period ended December 31, 2002 have been retroactively reclassified to reflect the results of the international research and development component as discontinued operations for all periods presented.

     During the second quarter of 2002, management of the Company committed to a plan to dispose of its video compression and EmWeb businesses (the "Discontinued Businesses"). The Discontinued Businesses meet the component of an entity criteria, as defined in SFAS No. 144. As required by SFAS No. 144, the results of the Discontinued Businesses, including the loss on sale of the video compression business, have been presented separately in the Company's statements of operations and the assets and liabilities of the Discontinued Businesses have been presented separately on the Company's balance sheets, for all periods presented.

The results of discontinued operations, for the periods presented, are as follows:

                                                       Year                     Year                      Year
                                                       Ended                   Ended                      Ended
                                                 December 31, 2002       December 31, 2001          December 31, 2000
                                              -------------------------------------------------------------------------

Net loss from operations of businesses
discontinued and/or held for sale:

Video                                                ($3,168)                 ($5,530)                   ($1,143)
EmWeb                                                   (871)                       -                          -
International research and
     development component                           (10,172)                       -                          -
                                              -----------------------  ------------------------  ----------------------

Net loss from operations of businesses               ($14,211)                ($5,530)                   ($1,143)
discontinued and/or held for sale

Net Loss on Sale                                       (3,887)                      -                          -
                                              -----------------------  ------------------------  ----------------------

Net loss from discontinued operations                ($18,098)                ($5,530)                   ($1,143)
                                              =======================  ========================  ======================


     Revenues related to the Discontinued Businesses, for the periods presented, are as follows:


                                                       Year                     Year                      Year
                                                       Ended                   Ended                      Ended
                                                 December 31, 2002       December 31, 2001          December 31, 2000
                                              -------------------------------------------------------------------------

Revenues:
Video compression                                     $4,002                 $5,086                      $2,460
EmWeb                                                    443                      -                           -
                                              -----------------------  ------------------------  ----------------------

Total revenues                                        $4,445                 $5,086                      $2,460
                                              =======================  ========================  ======================


19. Valuation and Qualifying Accounts

                                                         Balance at    Additions -                       Balance at
                                                         Beginning      Costs and                          End of
                      Classification                     of Period      Expenses     Deductions (a)        Period
                      (In thousands)                     ---------      --------     --------------        ------

Year ended December 31, 2002:
    Allowance for doubtful accounts                         $5,761             -           (3,782)          1,979
    Valuation allowance-deferred tax asset                $187,954       113,871                 -        301,825
    Inventory obsolescence reserve                         $74,444         1,250(b)       (27,789)         47,905
Year ended December 31, 2001:
    Allowance for doubtful accounts                         $5,403           458             (100)         $5,761
    Valuation allowance-deferred tax asset                 $35,325       152,628                 -       $187,953
    Inventory obsolescence reserve                            $262        79,602(b)        (5,420)        $74,444
Year ended December 31, 2000:
    Allowance for doubtful accounts                           $337         5,094              (28)         $5,403
    Valuation allowance-deferred tax asset                  $4,926        30,399                 -        $35,325
    Inventory obsolescence reserve                             $95           167                 -           $262


(a) Represents accounts written off as uncollectable and inventory previously reserved, which was subsequently sold.

(b) $1,250 of the provision for excess and obsolete inventory recorded during the year ended December 31, 2001 was related to a non-cancelable purchase commitment and was recorded to accrued liabilities on the Company's balance sheet at December 31, 2001. During the year ended December 31, 2002, the inventory was received and the accrued liability was transferred to the inventory obsolescence reserve.


20. Quarterly Results of Operations (Unaudited)


                                                                         Three Months Ended
                                                                         ------------------
                                    Mar. 31,    Jun. 30,    Sep. 29,     Dec. 31,    Mar. 31,    Jun. 30,    Sep. 30,    Dec. 31,
                                      2002        2002        2002         2002        2001        2001       2001         2001
                                   ----------  ----------  ----------  -----------   ---------   --------   ----------   --------
                                                                (In thousands except per share data)
Statement of Operations:

Net revenues                        $84,404      $45,943     $47,391      $51,130   $106,945     $58,495     $44,560     $54,850

Gross profit                         47,137       23,048      21,753       25,006     12,766      36,504      25,065         809

Loss from operations                (30,561)    (544,841)    (29,841)     (38,018)   (92,447)   (102,379)    (65,612)   (116,106)
Loss from continuing operations
 before taxes                       (28,692)    (543,032)    (28,504)     (36,381)   (91,350)   (102,330)    (65,973)   (116,449)

Loss from continuing operations     (28,952)    (543,032)    (28,504)     (36,381)   (88,301)   (101,988)    (63,904)   (117,798)
Net loss from operations of
 discontinued businesses (including
 net loss on the sale of the video
 compression business of $3,887
 during the quarter ended June 30,
 2002)                               (3,757)      (9,204)     (2,712)      (2,425)      (861)       (832)     (1,398)     (2,439)

Net loss                            (32,709)    (552,236)    (31,216)     (38,806)   (89,162)   (102,820)    (65,302)   (120,237)
Loss from continuing operations
 per share - basic and diluted
                                     $(0.21)      $(3.85)     $(0.21)      $(0.28)    $(1.24)     $(1.41)     $(0.87)     $(1.36)
                                     =======      =======     =======      =======    =======     =======     =======     =======

Net loss per share - basic and
 diluted                             $(0.23)      $(3.92)     $(0.23)      $(0.30)    $(1.25)     $(1.42)     $(0.89)     $(1.39)
                                     =======      =======     =======      =======    =======     =======     =======     =======

                                   SIGNATURES

     Pursuant to the requirements of Section 13 of 15(d) of the Securities Exchange Act of 1934, the registrant has caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                               GLOBESPANVIRATA, INC.


                               By   /s/ Robert McMullen
December 10, 2003                  Robert McMullen
                                 Vice President and Chief Financial Officer
                                 (Principal Financial and Accounting Officer)